                                                               Exhibit 99.26(k)

April 26, 2018

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Re: Minnesota Life Insurance Company
    Minnesota Life Individual Variable Universal Life Account
    Post-Effective Amendment Numbers 8 and 76
    File Numbers 333-198279 and 811-22093

Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Individual Variable Universal Life Account (the "Account") in connection with this Registration Statement on Form N-6. This Registration Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to certain variable life insurance policies.

Based upon that review, I am of the following opinion:

1. The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and

2. The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Timothy E. Wuestenhagen

Timothy E. Wuestenhagen
Senior Counsel

TEW: mab